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Exhibit 10.1

Forest Oil Corporation

Annual Incentive Plan

2005

Forest Oil Corporation
2005 Annual Incentive Plan

Summary

Plan Objectives

        The Annual Incentive Plan (the "Plan") has been designed to meet the following objectives:

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  Provide an annual incentive plan framework that is performance-driven and focused on objectives that are critical to the Company's success.

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  Offer competitive cash compensation opportunities to all key employees.

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  Reward outstanding achievement.

Basic Plan Concept

        The Plan generally provides annual incentive awards, which will be determined primarily on the basis of the Company's consolidated results on selected financial, operating and other performance measures. However, business unit or department performance and individual performance should also be considered in determining the actual participant award payout. Therefore, the Company shall have the flexibility to adjust individual awards to reflect individual/team performance.

Performance Measures and Weights

        Each year the Company will establish the threshold, target and outstanding performance levels on each performance measure and its appropriate weighting. These performance measures and their weighting will be reviewed over time (and modified, if appropriate) in light of changing Company priorities and strategic objectives.

        The recommended 2005 Company performance measures and their respective weightings are described in detail on Attachment I.

Award Opportunities

        The 2005 Plan target awards for Plan participants by position (expressed as a percentage of annual salary) are set forth on Attachment II.

Plan Administration

        The Plan will be administered by the Compensation Committee ("Committee") of the Board of Directors and the President and Chief Executive Officer ("CEO") (for all positions except his own). Certain elements of the Plan administration will be delegated to the senior Human Resources executive of the Company. The Executive Vice President and Chief Financial Officer will verify the performance calculation for the performance and operating measures in consultation with the Senior Vice President, Corporate Planning and Development who shall be responsible for the estimation of the Company's oil and gas reserves.

        Actual performance goals, standards, award determinations and modifications to the Plan design must be approved by the Committee.

Measure	Weighting (Example)
Total Shareholder Return	20%
Cash Cost	20%
Acquisitions	20%
Production	20%
Rate of Return on Capital Investments	20%
Total Financial and Operating	100%

        Once the total bonus pool has been established following the performance calculations, the CEO shall have the discretion to distribute bonus monies within business units and the corporate group or to move monies from one group to another, based on his assessment (with advice of other senior managers) as to individual or group performance.

Targets

        Targets for the total Plan will be set consistent with the following:

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  Threshold—Level at which minimum payout occurs. The threshold percentage is 25% of the target award percentage.

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  Target—Level at which the participant receives the target award percentage.

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  Outstanding—Level at which the participant receives 200% of the target award percentage.

        Completion percentages between Threshold, Target and Outstanding will be determined, with the exception of Total Shareholder Return, by interpolation. Completion for results above Outstanding will be directly proportional to the change in completion between Target and Outstanding.

        The Completion Percentage for Total Shareholder Return is defined on the page describing the Total Shareholder Return measure. Targets shall be adjusted for material changes made during the year to the business plan or scope thereof, or to the capital expenditure budget.

Maximum Completion

        Although there will be no limit on completion of individual financial measures, completion for the total Plan will be limited to 200% of target.

Performance Levels

        Performance levels will be set for individual measures. Results below the Threshold will equate to a zero completion percentage.

        A minimum 25% completion threshold is required for the total Plan.

Completion Calculation

        Completion for total financial measures will be the sum of the weighted completion for each individual measure. Weighted completion for each individual measure will be equal to the completion percentage of each measure times the weighting for that measure.

Property Sales

        In computing results, non-budgeted property sales are not to be considered. To avoid non-budgeted property sales from affecting results, they will be incorporated into performance measures as though they had been budgeted.

Participants

        The CEO of the Company shall determine which employees are to be participants in the Plan. If a participant retires, dies or becomes disabled prior to the payment of a bonus award, he or she (or the estate, in the case of death), will receive a pro rata portion of the award based upon actual earned salary in the award year. If a participant's employment with the Company is terminated for any other reason prior to payment, no bonus award will be paid.

        Plan participants who change positions and/or have their individual target incentive levels changed during the Plan year will have their award prorated accordingly. All awards paid will be rounded to the nearest $100.

        Incentive compensation awards will be calculated based upon the participant's base salary in effect at the end of the Plan year or earned salary if the participant was a new hire during the year.

Board of Directors' Discretion

        The granting of any and all individual incentive compensation awards is at the discretion of the Forest Oil Corporation Board of Directors.

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Forest Oil Corporation Annual Incentive Plan 2005